Exhibit 99.1

FOR IMMEDIATE RELEASE
November 13, 2012

Greektown Superholdings, Inc. Reports Third Quarter 2012 Financial Results

DETROIT, November 13, 2012– Greektown Superholdings, Inc. (“Greektown” or the “company”) today reported financial results for its third quarter ended September 30, 2012. Financial highlights for the third quarter include:

•	Net revenues for the three months ended September 30, 2012 were $79.5 million compared to $80.0 million for the same quarter of 2011, a decrease of 0.6%.

•	Income from operations for the third quarter increased to $9.6 million compared to $9.5 million a year ago.

•	Net loss decreased to $6.7 million compared to $7.2 million a year ago.

•	EBITDA(1) decreased by 4.5%, to $17.0 million in the third quarter of 2012 from $17.8 million in the same quarter of 2011.

“Although the Detroit gaming market continued to experience softness in the third quarter, we remain committed to advancing the numerous property improvements that are underway,” said Michael Puggi, Greektown’s president and chief executive officer. “Our new 850-space valet garage is on track for an expected first quarter 2013 opening, and several complementary projects are anticipated to be completed in advance of the opening, including expanded dinning options. Our fine-dining restaurant will offer an enticing menu served in a distinctive surrounding, while guests interested in a more casual dining experience will find a diverse selection of items at our new market-style venue. Both will be located within the casino, to allow our guests convenient access to the high quality dining of their choice.”

“We are also enhancing the gaming experience at Greektown,” continued Puggi. “Over 185 new slot machines are expected to be in place by the end of 2012, including the most popular new themes and the most engaging gameplay.”

“These initiatives are designed to work together to move Greektown forward. We expect our current guests to react favorably to the investments we are making, and want to give new guests more reasons to choose Greektown.”

Year-To-Date Results
Net revenues for the nine months ended September 30, 2012 were $254.8 million compared to $249.4 million for the same period ended of 2011, an increase of 2.2%. Income from operations for the nine months ended September 30, 2012 increased to $34.4 million compared to $27.7 million a year ago, and net loss decreased to $14.3 million compared to $19.0 million a year ago. EBITDA(1) increased by 6.5%, to $59.1 million for the nine months ended 2012 from $55.5 million in the same period of 2011. Net loss for the nine months ended September 30, 2011 included $1.1 million of expense related to Chapter 11 reorganization items and $3.8 million of deferred income tax benefit related to the repeal of the Michigan Business Tax.

Cash and cash equivalents were $44.5 million at September 30, 2012, compared to $45.9 million at September 30, 2011, and the company did not borrow against its revolving loan agreement during the nine months ended September 30, 2012. The company paid semiannual interest of approximately $25.0 million on its senior secured notes on July 2, 2012 and July 1, 2011.

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with U.S. Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. Reconciliation of net loss to EBITDA is attached to this release. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the Company’s EBITDA may not be comparable to similarly titled measures presented by other companies.

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About Greektown Superholdings, Inc.
Greektown Superholdings, Inc. operates, through its subsidiaries, the Greektown Casino-Hotel. Located in the heart of Detroit’s Greektown Dining and Entertainment District, Greektown Casino-Hotel opened on November 10, 2000. Greektown Casino-Hotel offers such amenities as Asteria, The Fringe, Shotz Sports Bar & Grill, Bistro 555 and a VIP lounge for players. Greektown Casino-Hotel opened its 400-room hotel tower in February 2009 and became the first Michigan casino to debut a smartphone application. For more information, visit greektowncasinohotel.com.

Safe Harbor Statement
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about capitalization and performance of Greektown. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “anticipate,” “expect,” “will,” “continue,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission are subject to known and unknown risks, uncertainties and contingencies, including competitive factors (such as the impact of existing and planned casinos in Ohio) and unanticipated construction delays, and there can be no assurance that the expected benefits of our new projects will be realized. Many of these risks, uncertainties and contingencies are beyond Greektown’s control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Any forward-looking statements in this release speak only as of the date of this release, and Greektown undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Media Contact:
Greektown Superholdings, Inc.
Lloryn Love
313-223-2999, ext. 5455
llove@greektowncasino.com

Investor Contact:
Greektown Superholdings, Inc.
Glen Tomaszewski
Senior Vice President, Chief Financial Officer and Treasurer
313-223-2999, ext. 5467
gtomaszewski@greektowncasino.com

Greektown Superholdings, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues
Casino	$83,612	$82,184	$266,841	$260,103
Food and beverage	5,232	5,320	17,497	17,236
Hotel	3,257	2,848	9,317	8,240
Other	1,350	1,060	4,048	3,554
Gross revenues	93,451	91,412	297,703	289,133
Less promotional allowances	13,999	11,422	42,883	39,699
Net revenues	79,452	79,990	254,820	249,434

Operating expenses
Casino	19,228	19,791	60,658	59,884
Gaming taxes	18,071	17,719	57,515	56,058
Food and beverage	3,377	4,070	12,142	14,320
Hotel	2,555	2,288	7,665	6,918
Marketing, advertising, and entertainment	1,746	1,732	5,540	5,429
Facilities	4,982	4,997	15,089	15,245
Depreciation and amortization	7,443	8,301	24,623	28,888
General and administrative expenses	12,122	11,525	36,512	34,694
Other	323	85	632	271
Operating expenses	69,847	70,508	220,376	221,707
Income from operations	9,605	9,482	34,444	27,727

Other (expenses) income
Interest expense	(12,657)	(12,632)	(37,908)	(37,853)
Amortization of finance fees and accretion of discount on senior notes	(1,929)	(1,777)	(5,610)	(5,168)
Other income (expense), net	2	(2)	59	(11)
Net loss on Chapter 11 related reorganization items		—	—	(1,149)
Total other expense, net	(14,584)	(14,411)	(43,459)	(44,181)

Loss before income taxes	(4,979)	(4,929)	(9,015)	(16,454)

Income tax expense – current	(74)	(556)	(220)	(1,419)
Income tax expense - deferred	(1,682)	(1,680)	(5,046)	(1,130)
Net loss	$(6,735)	$(7,165)	$(14,281)	$(19,003)

Loss per share:
Basic	$(72.68)	$(79.43)	$(183.78)	$(224.42)
Diluted	$(72.68)	$(79.43)	$(183.78)	$(224.42)

Weighted average common shares outstanding	151,716	144,231	147,763	142,048
Weighted average common and common equivalent shares outstanding	151,716	144,231	147,763	142,048

Greektown Superholdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,500	$50,754
Accounts receivable – gaming, net	790	734
Accounts receivable – other, net	1,834	1,216
Inventories	338	398
Prepaid expenses	7,131	5,605
Prepaid Michigan Gaming Control Board annual fee	1,095	8,823
Prepaid municipal services fees	—	3,346
Deposits	1,632	1,631
Total current assets	57,320	72,507

Property, building, and equipment, net	331,250	317,085

Other assets:
Financing fees - net of accumulated amortization	9,104	11,571
Deposits and other assets	30	30
Casino development rights	117,800	117,800
Trade names	26,300	26,300
Rated player relationships - net of accumulated amortization	37,950	48,300
Goodwill	110,252	110,252

Total assets	$690,006	$703,845

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	17,860	15,128
Accrued interest	12,597	25,063
Accrued expenses and other liabilities	10,930	9,631
Total current liabilities	41,387	49,822

Long-term liabilities:
Other accrued income taxes	9,091	8,871
Senior secured notes - net	370,783	367,748
Obligation under capital lease	2,476	2,489
Deferred income taxes	15,140	10,094
Total long-term liabilities	397,490	389,202

Total liabilities	438,877	439,024

Shareholders’ equity (members’ deficit):
Series A-1 preferred stock at $0.01 par value; 1,688,268 shares authorized, 1,463,535 shares issued and outstanding at September 30, 2012 and December 31, 2011	185,396	185,396
Series A-2 preferred stock at $0.01 par value; 645,065 shares authorized, 162,255 shares issued and outstanding at September 30, 2012 and December 31, 2011	20,551	20,551
Series A-1 preferred warrants at $0.01 par value; 202,511 shares issued and outstanding at September 30, 2012 and December 31, 2011	25,651	25,651
Series A-2 preferred warrants at $0.01 par value; 460,587 shares issued and outstanding at September 30, 2012 and December 31, 2011	58,342	58,342
Series A-1 common stock at $0.01 par value;4,354,935 shares authorized,152,054 and 142,423 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1	1
Series A-2 common stock at $0.01 par value; 645,065 shares authorized, no shares issued	—	—
Additional paid-in capital	14,241	13,652
Accumulated deficit	(53,053)	(38,772)
Total shareholders’ equity	251,129	264,821
Total liabilities and shareholders’ equity	$690,006	$703,845

Greektown Superholdings, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Nine months ended September 30,
	2012	2011
Operating activities
Net loss	$(14,281)	$(19,003)
Adjustments to reconcile net loss net cash provided by operating activities:
Depreciation and amortization	24,623	28,888
Amortization of finance fees and accretion of discount on senior notes	5,610	5,168
Chapter 11 related reorganization items	—	1,419
Deferred income taxes	5,046	1,130
Stock based compensation	589	400
Changes in current assets and liabilities:	—
Accounts receivable - gaming	(56)	208
Accounts receivable - other	(618)	529
Property tax refund receivable	—	3,451
Inventories	60	(12)
Prepaid expenses	9,547	9,481
Accounts payable	2,732	1,519
Unsecured distribution liability	—	(10,000)
Accrued interest	(12,466)	(11,808)
Accrued expenses and other liabilities	(4,585)	(1,818)
Net cash provided by operating activities	16,201	9,552

Investing activities
Decrease in restricted cash	—	5,000
Capital expenditures	(22,347)	(9,946)
Disposition of real estate	—	10,681
Redemption of certificate of deposit	—	534
Net cash (provided by) used in investing activities	(22,347)	6,269

Financing activities
Financing fees paid	(108)	(84)
Net cash used in financing activities	(108)	(84)

Net (decrease) increase in cash and cash equivalents	(6,254)	15,737
Cash and cash equivalents at beginning of period	50,754	30,195
Cash and cash equivalents at end of period	$44,500	$45,932

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$50,268	$50,648
Cash paid during the period for income taxes	$—	$556

Greektown Superholdings, Inc.
Reconciliation of Net Loss to EBITDA (1)
(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net loss	$(6,735)	$(7,165)	$(14,281)	$(19,003)
Other expense	14,584	14,411	43,459	43,032
Income tax expense	1,756	2,236	5,266	2,549
Depreciation and amortization	7,443	8,301	24,623	28,888
EBITDA (1)	$17,048	$17,783	$59,067	$55,466

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with U.S. Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the Company’s EBITDA may not be comparable to similarly titled measures presented by other companies.